Exhibit 99.1

RULE 13d-1(k)(1) AGREEMENT

The undersigned persons, on November 14, 2025, agree and consent to the joint filing on their behalf of this Schedule 13G in connection with their beneficial ownership of the ordinary shares of Klarna Group plc.

Heartland A/S

By	/s/ Lise Kaae
Lise Kaae

Aktieselskabet af 20.3.2020

By	/s/ Lise Kaae
Lise Kaae

Anders Holch Povlsen

By	/s/ Anders Holch Povlsen
Anders Holch Povlsen